Exhibit 99.5

FIFTH AMENDMENT TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

LEPERCQ CORPORATE INCOME FUND II L.P.

This Fifth Amendment (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership (the “Agreement”) of Lepercq Corporate Income Fund II L.P. (“LCIF II”), is dated as of July 23, 2006 and is made by Lex GP-1 Trust (“GP”), a Delaware corporation, in its capacity as general partner of LCIF.

WHEREAS, Section 14.1(B) of the Agreement provides that GP, without the consent of any other partner, may amend the Agreement to reflect a change to cure an ambiguity, correct or supplement any provision of the Agreement not inconsistent with law or other provisions;

WHEREAS, GP and the Special Limited Partners had intended that LCIF II would make cash distributions with respect to each Partnership Unit in the amount that LXP paid dividends to its shareholders with respect to each share of LXP common stock and that LCIF II would allocate taxable income in the amount of the cash distributions;

WHEREAS, notwithstanding the intent of the Partners, the Agreement provides that the Special Limited Partners receive allocations of taxable income in accordance with their Percentage Interests;

WHEREAS, prior to 2000, the Special Limited Partners had been receiving cash distributions in the amounts that LXP paid cash dividends but allocations of taxable income in accordance with their Percentage Interests;

WHEREAS, for the taxable year ending December 31, 2000, taxable income was allocated to each Special Limited Partner in an amount equal to the cash distributions such Special Limited Partner received, less an amount equal to the excess, if any, of the difference between (x) the cumulative amount of taxable income previously allocated to such Special Limited Partner through the taxable year ending December 31, 1999 and (y) the cumulative amount of taxable income that would have been allocated to such Special Limited Partner through the taxable year ending December 31, 1999 had taxable income been allocated in an amount equal to the cash distributions received by such Special Limited Partner;

WHEREAS, the GP and Special Limited Partners wish to correct the existing ambiguity in the Agreement with respect to the Special Limited Partner’s rights to distributions and allocations and reflect the actual method used to allocate taxable income;

NOW THEREFORE, pursuant to the authority granted to GP in the Agreement, GP hereby amends the Agreement as follows:

1.            Section 5.1 of the Agreement shall be amended to add a new Section 5.1(D) as follows:

D.            Special Limited Partners. Notwithstanding Section 5.1.A, each Special Limited Partner shall be entitled to receive distributions with respect to each Partnership Unit equal to the cash dividend payable with respect to each LXP common share, determined at the time of each quarterly distribution.

2.            Sections 6.1(A) and (B) shall be amended to read in their entirety as follows:

A.           Net Income. After giving effect to the special allocations set forth in Section 1 of Exhibit C, and to the allocations of Net Income to the Phoenix Limited Partners and the Warren Limited Partners set forth below, Net Income shall be allocated to the Special Limited Partners only to the extent such Special Limited Partners have received cash distributions pursuant to Section 5.1.A and then to the General Partner and the Initial Limited Partner in accordance with their respective Percentage Interests (determined as a percentage of total Partnership Units held by the General Partner and the Initial Limited Partner); provided, that following (i) the Effective Date and (ii) the sale or other disposition (in which gain or loss is recognized) of real properties representing at least fifty (50%) percent of the Carrying Value of such properties as of the Effective Date, gains from the sale or other disposition of partnership assets shall be allocated to the Partners having negative Capital Accounts, to the extent and in accordance with such negative Capital Accounts and thereafter to all Partners in accordance with their Percentage Interests; provided, further, that a Phoenix Limited Partner and a Warren Limited Partner will be allocated taxable income only in an amount equal to the cash distributions received; and provided, further, that for the taxable year ending December 31, 2000 the taxable income allocated to each Special Limited Partner shall be reduced to the extent of the excess, if any, of the difference between (x) the cumulative amount of taxable income previously allocated to such Special Limited Partner through the taxable year ending December 31, 1999 and (y) the cumulative amount of taxable income that would have been allocated to such Special Limited Partner through the taxable year ending December 31, 1999 had taxable income been allocated in an amount equal to the cash distributions received by such Special Limited Partner.

B.           Net Losses. After giving effect to the special allocations set forth in Exhibit C, 100% of the Net Losses shall be allocated to the General Partner and the Initial Limited Partner in accordance with their respective Percentage Interests (determined as a percentage of total Partnership Units held by the General Partner and the Initial Limited Partner).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

Lex GP-1, Trust

By:	/s/ T. Wilson Eglin

Name: T. Wilson Eglin

Title: President

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